Exhibit 2.3

CERTIFICATE OF DESIGNATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

GLUCOSE BIOSENSOR SYSTEMS (GREATER CHINA) HOLDINGS, INC.

Glucose Biosensor Systems (Greater China) Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law of the State of Delaware by unanimous written consent on November 5th 2017:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the “Board of Directors” or the “Board” ) in accordance with the Certificate of Incorporation of the Corporation, as amended to date, the Board of Directors hereby creates a series of preferred stock, par value $0.01 per share, of the Corporation designated as Series A Convertible Preferred Stock (the “Series A Preferred”), and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

ARTICLE I

DEFINITIONS

As used in this Certificate of Designations, the following terms shall have the meanings set forth below:

“Automatic Conversion” means a conversion of Series A Preferred pursuant to Article II, Section 4.

“Business Day” means any day other than a Saturday or Sunday, a legal holiday in the United States or any other day on which the Securities and Exchange Commission is closed.

“Common Stock” means the common stock of the Corporation, par value $0.01 per share, or any other capital stock of the Corporation into which such common stock shall be reclassified or changed.

“Conversion Date” means, with respect to any given share of Series A Preferred, the date on which such share of Series A Preferred has been converted pursuant to Article II, Section 4(a).

“Converted Stock Equivalent Amount” means, for each share of Series A Preferred, one share of Common Stock; provided that if, after issuance of any shares of Series A Preferred, the Corporation subdivides or splits its outstanding Common Stock, including by way of a dividend or distribution of Common Stock, or combines its outstanding Common Stock into a lesser number of shares, the “Converted Stock Equivalent Amount” with respect to such issued and outstanding shares of Series A Preferred shall be adjusted as if such action applied to the shares of Common Stock represented by the Converted Stock Equivalent Amount.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Holder” means the Person in whose name shares of the Series A Preferred are registered, which may be treated by the Corporation, Transfer Agent, paying agent and Conversion Agent as the absolute owner of such shares of Series A Preferred for the purpose of making payment and settling the related conversions and for all other purposes.

“Liquidation Event” means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Organic Change” means any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets, exchange or tender offer by the Corporation in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation and whether automatically or at their election) stock, securities or assets with respect to or in exchange for all of their Common Stock.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Qualified IPO” means the Company’s first registered offering of its Common Stock declared effective on Form S-1 or qualified on Form 1-A by the United States Securities and Exchange Commission under the Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Transfer” means any sale, transfer, assignment or other disposition (including by merger, reorganization, operation of law or otherwise).

“Transfer Agent” means the Corporation acting as transfer agent, registrar, paying agent and Conversion Agent for the Series A Preferred and its successors and assigns.

ARTICLE II

SERIES A PREFERRED

1.            Designation and Number of Shares. There shall be a series of preferred stock designated “Series A Convertible Preferred Stock.” The number of authorized shares of Series A Preferred shall be 1,500,000. The Corporation shall have the authority to issue fractional shares of Series A Preferred.

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2.            Dividends.

(a)          General. Each Holder shall be entitled to receive, with respect to the shares of Series A Preferred held by such Holder, if, as and when declared by the Board of Directors or any duly authorized committee thereof, but only out of assets legally available therefor, dividends or distributions of the same amount, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of whole shares of Common Stock equal to the product of the Converted Stock Equivalent Amount and the number of such shares of Series A Preferred (rounding any fractional shares resulting from such computation to the nearest whole number) such that no holder of Common Stock shall receive a dividend or distribution unless equivalent dividends or distributions (as described above) are also made to each share of Series A Preferred, taking into account any adjustment to the Converted Stock Equivalent Amount as provided herein; provided that the foregoing shall not apply to any dividend or distribution payable in shares of Common Stock that results in an adjustment in the Converted Stock Equivalent Amount, as set forth in Article I in the definition of “Converted Stock Equivalent Amount.” The Corporation shall not declare a dividend or distribution to the holders of the Common Stock unless a dividend or distribution (as described above) is also made to the Holders in accordance with this Article II, Section 2(a). Notwithstanding anything set forth in this Article II, Section 2(a), if any dividend or distribution is payable in rights or warrants to subscribe for Common Stock or purchase Common Stock pursuant to a conversion feature in a debt or equity security, the corresponding dividend or distribution payable on the Series A Preferred shall consist of an identical right or warrant except that such right or warrant shall be a right or warrant to subscribe for a number of shares of Series A Preferred equal to the number of shares of Common Stock that would otherwise be subject to such right or warrant. The Series A Preferred shall have no fixed dividend rate. Each declared dividend or distribution shall be payable to the holders of record of Series A Preferred at the same time as dividends or distributions are payable to the holders of record of Common Stock. The Corporation shall not declare or pay a dividend or distribution to the holders of the Series A Preferred other than as expressly provided in this Article II, Section 2(a).

(b)          Priority of Dividends. The Series A Preferred shall have the same priority, with regard to dividends, as the Common Stock.

3.            Liquidation Rights.

(a)          Liquidation. In the event of a Liquidation Event, after payment or provision for payment of the debts and other liabilities of the Corporation shall have been made or irrevocably set apart for payment, the assets of the Corporation legally remaining available for distribution to the Corporation’s stockholders shall be distributed pro rata among (i) the holders of Common Stock, (ii) the Holders (with each such Holder being treated for this purpose as holding the number of whole shares of Common Stock equal to the product of the Converted Stock Equivalent Amount and the number of such shares of Series A Preferred immediately prior to such Liquidation Event, excluding any fractional shares resulting from such computation), and (iii) the holders of any other securities of the Corporation having the right to participate in such distributions upon the occurrence of a Liquidation Event, in accordance with the respective terms thereof.

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(b)          Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Article II, Section 3, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the Holders receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

4.            Conversion.

(a)          Automatic Conversion Immediately Upon a Qualified IPO. Effective immediately upon a Qualified IPO, subject to compliance with the conversion procedures set forth in Article II, Section 4(b) below, all Series A Preferred shall automatically be converted into a number of shares of Common Stock equal to the product of the number of shares of Series A Preferred being converted and the Converted Stock Equivalent; provided that cash will be paid in lieu of fractional shares pursuant to Article III, Section 7. Upon the conversion of Series A Preferred pursuant to an Automatic Conversion, the shares of Series A Preferred converted pursuant to the Automatic Conversion shall not be deemed outstanding for any purpose, and such converting Holders shall have no rights with respect to the Series A Preferred, just the right to receive the shares of Common Stock or other securities issuable upon the conversion of such Series A Preferred.

(b)          Procedures. Upon the physical surrender of the certificate representing a share of Series A Preferred converted pursuant to Article II, Section 4(a) to the Corporation, the Corporation will, or will cause the Transfer Agent to, issue and deliver a new certificate, registered in the same name as the respective Holders and representing the aggregate number of shares of Common Stock issued upon conversion of the shares of Series A Preferred being converted pursuant to Article II, Section 4(a) and represented by such certificate.

(c)          No Responsibility of the Corporation. In connection with any conversion of any shares of Series A Preferred pursuant to Article II, Section 4(a):

(i)        The Corporation shall be under no obligation to make any investigation of facts.

(ii)       Except as otherwise required by law, neither the Corporation nor any director, officer, employee or agent of the Corporation shall be liable in any manner for any action taken or omitted in good faith in connection with the registration of any such Transfer or the issuance of shares of Common Stock in connection with any such conversion.

(d)          Legend. Every certificate representing shares of Series A Preferred shall bear a legend on the face thereof providing as follows:

“The shares of Series A CONVERTIBLE Preferred Stock represented by this certificate are subject to provisions with respect to, including requirements for AUTOMATIC CONVERSION set forth in Article II, Section 4 of the Certificate of Designations of Series A Convertible Preferred Stock, including a provision providing for automatic conversion of shares of Series A CONVERTIBLE Preferred Stock into shares of Common Stock upon A QUALIFIED IPO (as defined therein).”

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(e)          No Effect on Other Obligations. Nothing contained in this Article II, Section 4 shall be deemed to eliminate or otherwise modify any other requirements applicable to Transfers under this Certificate of Designations or applicable law.

(f)          Conversion Date. Effective immediately prior to the close of business on any applicable Conversion Date, dividends shall no longer be declared on any such converted shares of Series A Preferred, and such shares of Series A Preferred shall represent only the right to receive shares of Common Stock issuable upon conversion of such shares; provided that Holders shall have the right to receive any declared and unpaid dividends as of the Conversion Date on such shares and any other payments to which they are otherwise entitled pursuant to the terms hereof.

(g)         Record Holder as of Conversion Date. The Person or Persons entitled to receive the Common Stock issuable upon conversion of Series A Preferred or other property issuable upon conversion of the Series A Preferred on any applicable Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock immediately prior to the Qualified IPO in the case of a conversion pursuant to a Qualified IPO.

5.            Voting Rights.

(a)          General. The holders of the Series A Preferred shall be entitled to notice of all stockholder meetings at which holders of Common Stock shall be entitled to vote; provided that notwithstanding any such notice, except as required by applicable law or as expressly set forth herein, the Holders shall not be entitled to vote on any matter presented to the stockholders of the Corporation for their action or consideration.

(b)          Approval Rights. In addition to any approval rights that may be required by applicable law, the consent of the Holders representing a majority of the number of shares of Common Stock into which the outstanding shares of Series A Preferred are convertible (assuming for this purpose that each share of Series A Preferred is convertible into the Converted Stock Equivalent Amount), given in person or by proxy, either in writing or by vote, at a special or annual meeting, voting or consenting as a separate class, shall be necessary to: (A)  increase the authorized number of shares of Series A Preferred; (B) enter any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate or be in conflict in any material respect with, or significantly and adversely affect, the powers, rights or preferences of the Series A Preferred designated hereunder; (C) amend the Certificate of Incorporation or By-laws of the Corporation, if such amendment would significantly and adversely alter, change or affect the powers, preferences or rights of the Holders; or (D) amend or waive any provision of this Certificate of Designations applicable to the Holders or the Series A Preferred.

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(c)          Action by Written Consent. Any action, including any vote required or permitted to be taken at any annual or special meeting of stockholders of the Corporation, that requires a separate vote of the Holders voting as a single class, may be taken by the Holders without a meeting, without prior notice and without a vote, if a consent or consents in writing or electronic transmission, setting forth the action so taken, shall be given by the Holders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series A Preferred entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to the Corporate Secretary of the Corporation at its principal executive office.

6.            Subdivision; Stock Splits; Combinations. The Corporation shall not at any time subdivide (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Series A Preferred into a greater number of shares, or combine (by combination, reverse stock split or otherwise) its outstanding shares of Series A Preferred into a smaller number of shares.

7.            Reorganization, Reclassification, Consolidation, Merger or Sale. In the event an Organic Change occurs, each share of Series A Preferred shall be treated the same as each share of Common Stock, taking into account any adjustment of the Converted Stock Equivalent Amount. In the event that holders of shares of Common Stock have the option to elect the form of consideration to be received in such Organic Change, Holders shall have the same election privileges as the holders of Common Stock.

ARTICLE III

MISCELLANEOUS

1.            Unissued or Reacquired Shares. Shares of Series A Preferred that have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be retired upon their acquisition, shall not be reissued as shares of Series A Preferred, and, upon the taking of any action required by law, shall be restored to the status of authorized but unissued shares of preferred stock of the Corporation without designation as to series.

2.            No Sinking Fund. Shares of Series A Preferred are not subject to the operation of a sinking fund.

3.            Reservation of Common Stock.

(a)          Sufficient Shares. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of Series A Preferred as provided in this Certificate of Designations to holders of such Series A Preferred, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred then outstanding.

(b)          Use of Acquired Shares. Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series A Preferred, as herein provided, shares of Common Stock acquired by the Corporation and held as treasury shares (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

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(c)          Free and Clear Delivery. All shares of Common Stock delivered upon conversion of the Series A Preferred, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d)          Compliance with Law. Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A Preferred, the Corporation shall use its reasonable best efforts to comply with any federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

4.            Transfer Agent, Conversion Agent and Paying Agent. The duly appointed Transfer Agent, Conversion Agent and paying agent for the Series A Preferred shall be the Corporation. The Corporation may appoint a successor transfer agent that shall accept such appointment prior to the effectiveness of such removal. Upon any such appointment, the Corporation shall send notice thereof to the Holders.

5.            Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates are issued, the Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Corporation shall replace any certificate that becomes destroyed, stolen or lost, at the Holder’s expense, upon delivery to the Corporation and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity and bond that may be required by the Transfer Agent or the Corporation.

6.            No Closing of Books; Cooperation. The Corporation shall assist and cooperate with any Holder required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Series A Preferred hereunder (including, without limitation, making any governmental filings required to be made by the Corporation).

7.            Cash In Lieu of Fractional Interests. If any fractional interest in a share of capital stock would, except for the provisions of this Article III, Section 7, be delivered upon any conversion of the Series A Preferred, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the market value of such fractional interest as of the date of conversion.

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8.            Taxes.

(a)          Transfer Taxes. The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred or shares of Common Stock or other securities issued on account of Series A Preferred pursuant hereto or certificates representing such shares or securities; provided, however, that the Corporation shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred, shares of Common Stock or other securities in a name other than that in which the shares of Series A Preferred with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been, or will be, paid or is not payable.

(b)          Withholding. All payments and distributions (or deemed distributions) on the shares of Series A Preferred (and on the shares of Common Stock received upon their conversion) shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.

9.            Notices. All notices referred to in this Certificate of Designations shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given: (i) upon receipt, when delivered personally; (ii) one Business Day after deposit with an overnight courier service; or (iii) three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, in each case addressed: (x) if to the Corporation, to its office at [address] (Attention: Corporate Secretary), or (y) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of the Transfer Agent) or (z) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

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Signature page follows.

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IN WITNESS WHEREOF, Glucose Biosensor Systems (Greater China) Holdings, Inc. has caused this Certificate of Designations to be executed by its duly authorized officer on and as of this 5th day of November, 2017.

GLUCOSE BIOSENSOR SYSTEMS (GREATER CHINA) HOLDINGS, INC.

By:	/s/ Harry Simeonidis
	Name:	Harry Simeonidis
	Title:	President